                                                      UNITED STATES
SECURITIES and EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 3, 2010

Tengasco, Inc.
(Exact Name of Registrant as specified in its charter)

Commission File Number 1-1555

        Tennessee                                                                            87-0267438
(State or other jurisdiction of                  (I.R.S. Employer Identification No.)
incorporation or organization)

11121 Kingston Pike, Suite E, Knoxville, Tennessee 37934
(Address of Principal Executive Office

(865) 675-1554
(Registrant's Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective December 3, 2010, Hughree Brooks was elected as an independent director to the Board of Directors of the Company and was appointed as a member of the Audit Committee, and Chairman of the Compensation Committee, of the Board.  All five previous members of the Board continue to serve as directors, and Mr. Brooks thus constitutes the sixth member of the Board, which may consist of between three and ten directors under the provisions of the Bylaws of the Company.  The Audit Committee now consists of directors Matthew Behrent as Chairman, Carlos Salas, and Hughree Brooks and the Compensation Committee consists of directors Hughree Brooks as Chairman, John Clendening, and Matthew Behrent.

Hughree F. Brooks is 56 years old. In 2010, he co-founded Powerhouse Energy Solutions LLC, a company engaged in providing equipment and services to clients in the renewable and energy industry in the United States and abroad. Powerhouse is a provider of solar panels as well as advisory services to biofuel producers. Since 1998, Mr. Brooks has continuously provided consulting services in the oil and gas exploration industry. These services include land management, landowner representation, deal structuring and financing, and expert witness services. Mr. Brooks has 35 years of experience as a land manager with independent and major oil companies including Amoco Production, Mitchell Energy, Ladd Petroleum, Phoenix Exploration and Renown Petroleum Inc.  His clients own in excess of 16,000 acres in South Louisiana with a long history of oil and gas production. In 2002, he founded and continues to serve as the Executive Director of Friends Of The Farm, a Texas nonprofit. Mr. Brooks is a licensed attorney who received his J.D. from Loyola Law School in 1980. He received his B.S. in Social Studies in 1976 from Loyola University in New Orleans.

Mr. Brooks’ experience and professional qualifications demonstrated during a career spanning several decades in the oil and gas industry directly apply to the business operations of the Company and lead to the conclusion that he is eminently qualified to serve as a Director of the Company and will provide substantial benefit to the Board.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: December 8, 2010
Tengasco, Inc.

By: s/Jeffery R. Bailey
       Jeffrey R. Bailey,
       Chief Executive Officer